Exhibit 10.1

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made as of December 1, 2010, and is by and between China Biologic Products, Inc., a Delaware corporation, with executive offices at No. 14 East Hushan Road, Tai’an City, Shandong, People’s Republic of China 271000 (hereinafter referred to as the “Company”), and Mr. Stanley Lau (hereinafter referred to as the “Executive).”

BACKGROUND

The Board of Directors of the Company (the “Board”) desires to appoint the Executive as its President, to perform the duties of such persons as determined by the Board and Mr. Lau desires to be so appointed for such position and to perform the duties required of such positions in accordance with the terms and conditions of this Agreement.

AGREEMENT

In consideration for the above recited promises and the mutual promises contained herein, the adequacy and sufficiency of which are hereby acknowledged, the Company and the Executive hereby agree as follows:

(1)	APPOINTMENT

The Company shall employ the Executive and the Executive shall serve the Company as the President and Chief Operating Officer of the Company.

(2)	DURATION

The employment of the Executive hereunder shall commence on December 1, 2010 (the “Commencement Date”) and shall continue thereafter until the Executive’s removal or resignation. in accordance with the provisions of this Agreement.

(3)	DUTIES

(a) The Executive shall:

(i) serve as a the President of the Company and shall discharge and perform all his duties as such and discharge and perform such other duties as the Company may from time to time assign to him;

(ii) devote himself and his attention to the business of the Company as shall reasonably required for the due discharge and performance of his duties hereunder;

		(iii)	in all respects observe and comply with all relevant laws, regulations, rules, code of conducts, guidelines, procedures, restrictions, directions for the time being in force applicable to and governing the regulated activities of the Company and all such regulations, rules, code of conducts, guidelines, procedures, restrictions, directions from time to time imposed by the Company relating to or in respect of the Company’s business and/or the Executive’s duties hereunder; and

		(iv)	use all reasonable endeavors to promote the best interests of the Company and its business.

(b)

The Executive shall attend at the office of the Company or at such other places as his duties or as the Company may require and shall not absent himself during the normal working hours except in the case of illness or incapacity.

(4)	REMUNERATION AND TAX

(a)

During the continuance in force of his employment hereunder, the Company will pay the Executive an annual compensation of RMB 1,300,000 (approximately $192,010), with a monthly salary of RMB 100,000 and annual cash bonus of one month extra salary (the “Cash Bonus”). The salary will be paid in monthly installments in arrears, before the fifteenth day of the following month, subject to such necessary adjustment if the Executive has not worked for a complete month for any particular month. The Cash Bonus will be paid in conjunction with the Executive’s salary in the last calendar month, subject to such necessary adjustment (prorated for actual months worked) if the Executive has not worked for a complete calendar year.

(b)

The executive will be eligible to receive an option to purchase 25,000 shares of the Company’s common stock under the Company’s 2008 Equity Incentive Plan (the “Plan”), on the two-month anniversary following the Commencement Date, at an exercise price equal to the fair market value of the Company’s common stock on the date of the grant (the “Option”). The Option will be evidenced by an Option Agreement as contemplated by the Plan, which will govern the Option, notwithstanding any other provision in this Agreement. If granted, the Option will vest on a quarterly basis over twelve months, with the first portion vesting on February 1, 2011.

(c)

The Executive will be reviewed by the Board, not less than annually, and in connection with such review, will be eligible for the following performance bonus on December 31st of each year, based on defined targets determined by the Board:

(i) In each of the 5 years following the date of this Agreement,the Executive will be eligible to receive an option to purchase 50,000 shares of the Company’s common stock, at an exercise price equal to the fair market value of the Company’s common stock on the date of the grant under the Plan, If granted, the Option will vest on a quarterly basis over twelve months, with the first portion vesting on March 31, 2011); and

(ii) In each of the 5 years following the date of this Agreement, the Executive will also be eligible to receive as a performance bonus, 10,000 restricted shares of the Company’s common stock under the Plan (the “RSA”), to be evidenced by a Restricted Stock Award Agreement as contemplated by the Plan, which will govern the RSA, notwithstanding any other provision in this Agreement. If granted, the RSA will vest in equal portions on a quarterly basis, with the first portion vesting on March 31st of the year immediately following the year that such bonus is granted.

(d) The Executive shall be responsible for his own salary and/or income tax liabilities wherever and whenever imposed upon or resulting from his employment and in respect of all his income hereunder.

(5)	EMPLOYEE BENEFITS

(a)

The Company agrees to bear the cost of two monthly round trip air tickets between Shanghai and the Company’s executive offices; should the trip last more than 2 hours, Mr. Lau will be eligible for taking business or first class, provided, however, that such trips shall be taken at such times and intervals as may be agreed by the Company having regard to the workload of the Mr. Lau and needs of the Company.

(b)

The Executive will be covered under the Company’s Directors and Officers Insurance Policy, subject to the terms and conditions governing such policy, and any other policy offered in the future to executives of the Company.

(c)

The Company agrees to purchase and place at the Executive’s disposal, an automobile valued at approximately RMB 200,000, for the Executive’s use in connection with his performance of his duties hereunder, and shall reimburse all reasonable business-related expenses incurred in connection with the operation of such automobile, upon the production of such receipts and vouchers as the Company may require from time to time.

(6)	ANNUAL LEAVE

(a)

The Executive shall follow the Company’s policy in taking eligible paid leave per annum in addition to the normal statutory holidays. Leave is to be taken at such times and intervals as may be agreed by the Company having regard to the workload of the Executive and needs of the Company.

(b) Accumulation of leave is permitted and leave not taken in any year shall be carry-forward to the next year.

(7)	BUSINESS EXPENSES

The Company will reimburse the Executive all out-of-pocket expenses necessarily incurred by the Executive in the discharge and performance of his duties hereunder upon production of such appropriate receipts or vouchers as the Company may reasonably require from time to time.

(8)	NON-DISCLOSURE

(a)

The Executive shall not either during the continuance of his employment hereunder or thereafter except in the proper course in discharge and performance of his duties hereunder divulge to any person whosoever or company whatsoever and shall use his best endeavors to prevent the unauthorized publication or disclosure of any information concerning the business or finances of the Company or any of its clients or customers or any of the organizations, dealings, transactions, operations, practice or affairs of the Company or any of its clients or customers which may come to his knowledge during or in the course of his employment hereunder.

(b)

The Executive hereby acknowledged that, the computer systems and any other assets of the Company or any other member of the Company is the exclusive property of the Company (including without limit, the software and all information stored therein). All the Executive’s work products as well as data, information and documentation in such computer systems, including but without limit, intellectual property rights, shall remain the sole and exclusive property of the Company and disclosure, retention or destruction of such any of such products, data, information or documentation is hereby prohibited.

(9)	RESTRICTION AFTER TERMINATION

(a)

Upon the termination of his employment hereunder for any cause or by any means whatsoever, the Executive shall not for a period of 45 days next thereafter, directly or indirectly, (i) canvass or solicit by any means whatsoever for himself or any other person, firm or company, any person or company who shall at any time during the continuance of his employment hereunder have been a client or customer of the Company or any other member of the Company or endeavor to take away such client or customer from the Company or any of its Subsidiaries or Affiliates, or (ii) solicit or encourage any employee of the Company or any of its Subsidiaries or Affiliates to leave the employ of the Company or such other member of the Group.

(b)

After the termination of his employment hereunder for any cause or by any means whatsoever, the Executive shall not at any time or for any purpose use the name of the Company or any other member of the Company in connection with his own or any other name in any way calculated to suggest that he is or has been connected with the business of the Company or any of its Subsidiaries or Affiliates nor in any way hold himself out as having or having had any such connection and shall not use any information concerning the Company or any of its Subsidiaries or Affiliates which he may have acquired in the course of or as incident to his employment hereunder for his own benefit or to the detriment or intended or probable detriment to the Company or any of its Subsidiaries or Affiliates.

For purposes of this Agreement, “Subsidiary” shall mean any person or entity as to which the Company, directly or indirectly, owns or has the power to vote, or to exercise a controlling influence with respect to, fifty percent (50%) or more of the securities of any class of such person, the holders of which class are entitled to vote for the election of directors (or persons performing similar functions) of such person; and “Affiliate” shall mean any person that, directly or indirectly, controls or is controlled by, or is under common control with the Company

(10)	NON-COMPETITION

During the course of the Executive’s employment hereunder. the Executive shall not without the prior approval of the Company engage or be concerned or interested directly or indirectly as principal, agent, employee or otherwise (except in his capacity employed hereunder) in the similar business or activities being carry on by the Company or be personally employed or engaged with or without any consideration in any capacity whatsoever in or in connection with any business whatsoever other than the business of the Company.

(11)	TERMINATION

The employment of the Executive hereunder may be terminated at any time:

(a)	by either party hereto giving to the other not less than 30 days’ prior notice in writing to that effect or paying to the other a sum equal to not less than 30 days’ salary in lieu of such notice; or

(b)	by the Executive without any prior notice or payment in lieu thereof.

If the Executive is also appointed as a director of the Company, upon the termination of his employment hereunder, he shall at the time of such termination automatically cease to be the director of the Company without any claim, compensation or payment of any nature whatsoever by reason thereof.

(12)	SEVERABILITY

If at any time any provision of this Agreement or any part of such provision becomes invalid, illegal, unenforceable or incapable of performance in any respect, the validity, legality, enforceability or performance of the remaining provisions hereof or such remaining part of such provision (as the case may be) shall not thereby in any way be affected or impaired.

(13)	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement and understanding between the parties hereto in connection with the subject matter of this Agreement and supersedes all previous (if any) proposals, representations, warranties, undertakings or agreements relating thereto whether oral, written or otherwise and neither party hereto has relied on (if any) such proposals, representations, warranties, undertakings or agreements in entering into this Agreement.

(14)	GOVERNING LAW

This Agreement shall be interpreted and enforced in accordance with the laws of the State of Delaware, without reference to its conflict of law principals. To the extent permitted by applicable law, the parties hereby waive any provisions of law which render any provision of this Agreement unenforceable in any respect.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and signed as of the day and year first above written.

CHINA BIOLOGIC PRODUCTS, INC.

By: /s/ Chao Ming Zhao
Chao Ming Zhao
Chairman and Chief Executive Officer

EXECUTIVE

/s/ Stanley Lau
Stanley Lau

Address:
c/o China Biologic Products, Inc.
No. 14 East Hushan Road
Tai’an City, Shandong, China, 550025

Signature Page to Lau Employment Agreement